Exhibit 21.1

Subsidiaries of Pioneer Southwest Energy Partners LP as of December 31, 2009

Name of Subsidiary	State or other Jurisdiction of Incorporation or Organization	Ownership
Pioneer Southwest Energy Partners USA LLC	Delaware	100%
PSE Finance Corporation	Delaware	100%